Exhibit 10.2

May 22, 2013

Christopher Ball

RE:                Offer of Employment

Dear Christopher,

On behalf of the Kosmos organization, I am pleased to extend an offer of employment to you with Kosmos Energy, LLC (“Kosmos Energy” or the “Company”) as Senior Vice President, Business Development and Planning, contingent on our background verification and proof of your identity.  Further, this offer is expressly subject to proof of eligibility to work in the United States and successful procurement of an 111-B or (  )-1 work Visa within the 2013 calendar year through our reasonable efforts.  Subject to the above, this letter serves to confirm our offer of employment to you including the following:

Compensation:

A salary of $19,791.67 per semi-monthly pay period (annualized to $475,000). Salary is paid on the 15th and last day of each month. This position provides for an annual discretionary bonus that is targeted in the 75% range. The first year of your target bonus may be pro-rated based upon your start date of employment.

Signing Bonus:

A signing bonus of $150,000 will be paid in your first paycheck. Should you voluntarily terminate your employment for any reason within the first 12 months of employment, you agree to reimburse Kosmos Energy for your signing bonus.

Retention Bonus:	A $150,000 bonus will be paid on your one year anniversary date, if you are still actively employed by Kosmos Energy at that time.

Incentive Compensation:

Kosmos Energy, Ltd. will grant you participation in the Incentive Compensation Program (“Program”) at 2 times your base salary with a face value of $950,000. The face value will be converted into participation in the Program by calculation using Kosmos Energy, Ltd’s stock price at the date of approval of your award by the Compensation Committee of the Board of Directors or their delegates (the “Committee”). The Incentive Compensation Award granted to you shall vest in accordance with the program’s standard four year vesting cycle and will be a mix of 50% time vesting and 50% performance vesting, as determined and approved by the Committee, in their sole discretion. All terms and conditions of the Incentive Compensation Award granted to you, including without limitation, the vesting schedules and forfeiture restrictions, shall be subject to the provisions of the Program, as may be amended from time to time.

Severance Program:

If you are terminated through no fault of your own or your position is eliminated and you are not offered a comparable position in Dallas you will receive your current Base Annual Salary for 18 months. Additionally, ‘Cosmos will reimburse you the amount of COBRA payment to cover medical and dental health insurance for you and your dependents for 18 months.

Benefits Program:

As a full-time regular employee of Kosmos Energy, you are entitled to participate in the company benefit plans. For the 2013 Plan Year, the company is paying 100% of the cost of these Employer Paid Plans. Kosmos retains the right to change benefits and their costs at the company’s sole discretion.

Vacation:

Based on your years of relevant industry-related work experience, Kosmos Energy offers you four (4) weeks of annual vacation allowance beginning January 1, 2014. In accordance with company policy, your vacation allowance will he pro-rated for 2013 dependent on your start date.

Holidays:

The Company’s office closes for nine of the nationally recognized, major U.S. holidays. Additionally, the company provides employees the option to take two additional “floating” holidays of their choice.

Relocation:

Relocation:                       The Company will pay or reimburse you for all reasonable and customary costs associated with moving your household goods and effects to the Dallas/Fort Worth area. as indicated below:

•                  The cost of packing and transporting standard furniture and personal effects belonging to you and members of your immediate fatuity will he covered.

In addition to the above:

•                  We will provide reasonable expenses, including travel, for up to five days for you and your family to attain housing in the Dallas/Fort Worth area. This is a taxable item, but it will be grossed up at 25%.

•                  We will pay/reimburse necessary transitional temporary housing (approved by the company in advance) as you relocate from your current residence to the Dallas/Fort Worth area for up to three (3) months, This is a taxable item, but it will be grossed up at 25%.

•                  We will pay you a one-time lump sum of $5,000 to cover miscellaneous expenses. Please he aware that this shall be considered taxable income to you and will not be grossed up for federal income tax purposes.

Also, should you own a home in your current location, you may be eligible for either option A or 13 below, as circumstances require and subject to pre-approval by the Company:

A. Existing Home Lease — Kosmos Energy will pay/reimburse you for monthly covered costs of your current residence (after you and, if applicable, your family relocate to the Dallas/Fort Worth area). This will include out of pocket ownership expense during any period in which your house is not leased, subject to a maximum of $3,000 per month, and further subject to a maximum period of six (6) months. These payments shall he considered taxable income to you but will not be grossed up for federal income tax purposes. Covered costs include die following monthly expenses Mille the property is offered for lease but not leased and while unoccupied:

•             Interest charges (but not repayment of principal) on your mortgage

•             Pro-rated Property faxes and mandatory Homeowners’ Association clues

•             Utilities required to be maintained including:

•             Electric

•             Gas

•             Water/sewage

•             Trash pickup/removal fees or taxes

•             Yard maintenance services

•             An additional allowance for miscellaneous expenses of $100 per month

B. Existing Rome Sale — Kosmos Energy will pay you a lump-sum amount of $50,000 in lieu of costs associated with the sale of your existing home and the purchase/lease of a new residence in the Dallas/Fort Worth area, which shall be considered taxable income to you but will not be grossed up for federal income tax purposes. You are required to sell your existing home and either purchase or lease a home in the Dallas/Fort Worth area to receive this payment.

Other:

•                  Should you voluntarily terminate your employment for any reason within the first 12 months of employment, you agree to reimburse Kosmos Energy for the expenses incurred by the Company pursuant to the ‘Relocation” section of this offer

•                  If, solely as a result of a “Change in Control” (as defined in the Long Term Incentive Plan of Kosmos Energy Ltd. which would include certain sales or mergers), either:

(i)             your employment with Kosmos Energy should terminate within the first 18 months of employment, OR

(ii)          you are required to relocate to a location outside of the Dallas/Fort Worth area.

Kosmos Energy agrees to nay all reasonable and customary costs associated with moving your household goods and effects hack to your previous residential area (UK).

Your employment with Kosmos Energy will be at-will and nothing in this letter shall be deemed to be construed as a contract for a term of employment.

We look forward to receiving a response from you within the next week.  If you have any additional questions, please do not hesitate to call me at 214-445-9605.

We believe Kosmos Energy is an outstanding organization with a capable and dedicated team and know you will be a valuable and enthusiastic addition.

Sincerely,

/s/ Darrell McKenna

Darrell McKenna
Chief Operating Officer

cc: Human Resources

I agree to the terms of the employment set forth above.  Furthermore, I represent to Kosmos Energy that I am not subject to any obligation or agreement (e.g., an employment agreement or non-compete agreement) that would prevent me from becoming an employee of Kosmos Energy or that will adversely impact my ability to perform my duties.

I also agree that the terms and conditions of my employment offer are confidential.

/s/ Christopher Ball	24-5-2013	July 1, 2013
Christopher Ball	Date	Anticipated Start Date